Tuttle Tactical Management, LLC

CODE OF ETHICS

May 7, 2014

Tuttle Tactical Management, LLC

155 Lockwood Rd

Riverside, CT 06878

(t) (888) 723-2821

(f) (888) 723-2821

Tuttle Tactical Management, LLC

Code of Ethics

Effective Date: May 7th, 2014

PREAMBLE

This Code of Ethics (the “Code”) is an expression of Tuttle Tactical Management, LLC’s (this “Company”) recognition of its fiduciary obligations to its clients and its duty to comply with all federal and state securities laws. It is the Company’s intent to use the Code to set out ideals for the ethical conduct of the Company and its employees in the performance of their investment advisory services. These ideals are premised on the fundamental principles of openness, integrity, honesty, fairness and trust. These ideals are both an indication of the value the Company places on the ethical conduct of its employees and a challenge to its employees to live up to the high standards demanded by the investment advisory profession.

The Company strives to maintain the highest standards of ethics and conduct in all of its business relationships. The Company’s business philosophy is that its clients deserve undivided loyalty and effort and that their interests always come first. The Code memorializes this philosophy through written standards of business conduct that deter wrongdoing and promote, among other things:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Compliance with all applicable securities laws, rules and regulations;
•	The protection of material nonpublic information about the Company’s securities recommendations and its clients’ securities holdings and transactions;
•	Full, fair, accurate and timely disclosure by Supervised Persons of all personal securities transactions and holdings;
•	Pre-clearance by Supervised Persons before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or a private placement;
•	The prompt internal reporting of violations of the Code; and
•	Accountability for adherence to the Code.

Only by conducting business in accordance with the highest ethical, legal and moral standards can this Company achieve its goals. Since corporate behavior begins with the individual behavior of its personnel, the Company has adopted the Code so that its Supervised Persons may know the individual ethical, legal and moral standards expected of them. All activities of the Company’s Supervised Persons should be guided by and adhere to these standards.

It is a condition of employment with the Company that a Supervised Person receives a copy of the Code and any amendments to the Code. (Exhibit A: Code Acknowledgement) The Company urges each Supervised Person, no matter how long or short a time he or she may have been affiliated with the Company, to study this Code and to review it periodically. Abiding by its letter and its spirit is important to each Supervised Person’s personal success and to the collective success of the Company.

2.0 DEFINITIONS

For purposes of the Code, the following terms have the meanings specified in this section:

  “Access Persons” means (a) any director or officer of the Company or (b) any Supervised Person of the Company (i) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic (Exhibit B: Supervised and Access Persons).

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  “Advisers Act” means the Investment Advisers Act of 1940, as amended.
  “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Automatic Investment Plan shall include a dividend reinvestment plan.
  “Compliance Manual” means the compilation of compliance policies and procedures developed by the Company in accordance with federal and state securities laws and regulations.
  “Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under §202(a)(18) of the Advisers Act. “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares of money market funds; (iv) shares of mutual funds (unless the Company acts as an investment adviser or principal underwriter for the fund); (v) units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; or (vi) a de minimis amount of shares (i.e. less than 1000) of companies with a market capitalization of over $10 billion.
  “Nonpublic Personal Financial Information” means (i) information supplied by a client; (ii) information resulting from a transaction with a client involving a financial product or service; (iii) information otherwise obtained in connection with the Company providing a product or service to a client. Nonpublic Information includes the fact that the entity or individual is a client of the Company, but does not include information that the Company has a reasonable basis to believe is lawfully made “publicly available.”
  “Supervised Persons” means (i) any of the Company’s officers, directors, managers (or other persons occupying a similar status or performing similar functions); (ii) employees or members of their immediate family (including any relative by blood or marriage living in the Supervised Person’s household), (iii) any other persons who provide advice on behalf of the Company and are subject to the Company’s supervision and control; and (iv) any temporary workers, consultants and independent contractors of the Company. (Exhibit B: Supervised and Access Persons)

3.0 CORE PRINCIPLES

3.1 Compliance with Laws, Rules and Regulations

As an investment adviser registered with the U.S. Securities and Exchange Commission, the Company and its Supervised Persons are subject to (a) regulation by federal and state securities authorities and (b) federal and state securities laws. The Company expects its Supervised Persons to comply with both the spirit and letter of all federal and state securities laws, rules and regulations applicable to the Company’s investment advisory operations and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

3.2 Integrity, Objectivity and Competence

A Supervised Person shall offer and provide investment advisory services with integrity, objectivity and competence. Integrity requires a Supervised Person to be, among other things, honest and candid within the constraints of client confidentiality. Integrity requires that a Supervised Person’s advisory services must not be subordinated to personal gain and advantage. Objectivity requires intellectual honesty and impartiality. The principle of objectivity imposes an obligation on the Supervised Person to be free of conflicts of interest. Competence requires an adequate level of knowledge and skill and the ability to apply that knowledge and skill effectively when providing investment advisory services to clients. Competence also requires a commitment to learning and professional improvement that must continue throughout a Supervised Person’s professional life.

3.3 Conflicts of Interest

Each Supervised Person should be scrupulous in avoiding any conflict of interest with regard to the Company’s or a client’s interests. A “conflict of interest” occurs when a Supervised Person’s private interest interferes with the interests of the Company or a client. A conflict situation can arise when a Supervised Person pursues interests that prevent the Supervised Person from performing his or her duties objectively or effectively. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the Supervised Person and resolved before taking any action.

Conflicts of interest may also arise where the Company or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). Supervised Persons are specifically prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Accordingly, Supervised Persons are reminded to strictly adhere to the policies and procedures as set forth in the Compliance Manual regarding brokerage, including, allocation, best execution, soft dollars, and directed brokerage.

3.4 Confidentiality

Supervised Persons must exercise care in maintaining the confidentiality of (a) any client’s (or former client’s) Nonpublic Personal Financial Information, (b) any material nonpublic information about the Company’s securities recommendations and (c) any material nonpublic information about clients’ (or former clients’) securities holdings and transactions. Supervised Persons shall not disclose any information about a client (or former client) including the client’s identity, the client’s financial circumstances, the client’s security holdings, the securities investments made by the Company on behalf of the client, information about the client’s contemplated securities transactions or advice furnished to the client by the Company without the specific consent of the client (or former client) unless in response to proper legal process.

All Supervised Persons are required to comply with the Company’s Privacy Policy and Information Security Policy as set forth in the Compliance Manual. Supervised Persons should consult with the Chief Compliance Officer if they believe they have a legal obligation to disclose confidential information. The obligation to preserve the confidentiality of this information shall continue after the Supervised Person’s association with the Company ends.

3.5 Fair Dealing and Disclosure

Supervised Persons shall perform investment advisory services in a manner that is fair and reasonable. Supervised Persons shall endeavor to at all times deal fairly with the Company’s clients and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, or misrepresentation of material facts. Supervised Person shall make a full and fair disclosure of all material facts to the Company’s clients and such disclosure shall be accurate, timely and understandable. Supervised Persons shall always offer investment opportunities to the Company’s clients before they act on such opportunities themselves. Supervised Persons shall not use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

4.0 PERSONAL SECURITIES TRANSACTIONS

4.1 General Standards

All personal securities transactions shall be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility.

4.2 Prohibited Purchases and Sales

All personal securities transactions of an Access Person shall be subject to the following prohibitions, procedures and approvals:

(a)	The Chief Compliance Officer will maintain a Restricted Security list of ETFs the Company is active in. Access Persons must obtain pre-approval from the Chief Compliance Officer in the manner set forth in Section 4.3 prior to placing a personal securities transaction for a Restricted Security. The Chief Compliance Officer shall maintain records of decisions approving or disapproving a Access Person’s personal securities transactions.
(b)	No Access Person may purchase, directly or indirectly, any Covered Security in which he or she has or because of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale, is the subject of an initial public offering.
(c)	No Access Person may purchase, directly or indirectly, any Covered Security in which he or she has or because of such transaction acquires, any direct or indirect beneficial ownership, if such transaction is not in the open market, or if such transaction is made pursuant to any exemption from the registration provisions of the federal securities laws unless such transaction has been approved in advance by the Chief Compliance Officer.

4.3 Approval Procedures

To obtain pre-approval for the purchase or sale of any Restricted Security, the Access Person must submit a Trade Approval Form (Exhibit C: Restricted Security Trade Approval Form) to the Chief Compliance Officer. Once approved, the Access Person shall have five (5) business days to make the transaction. If such transaction is not made within the five (5) business day period, the Associated Person must resubmit the Trade Approval Form to the Chief Compliance Officer for his or her approval.

5.0 REPORTING REQUIREMENTS

5.1 Reporting of Personal Securities Holdings

All Access Persons must submit a personal securities holdings report (the “Holdings Report”) (Exhibit D: Example Holdings Report). The Holdings Report must be submitted (a) no later than ten (10) days after an individual becomes an Access Person and (b) at least once each twelve-month period thereafter. The information contained in the Holdings Report must be current as of a date not more than (i) forty-five (45) days prior to the date the individual becomes an Access Person or (ii) forty-five (45) days prior to the date the Access Person submits the twelve-month report. An Access Person may provide the Company with duplicate account statements in lieu of the Holdings Report.

5.2 Reporting of Personal Securities Transactions

All Access Persons must submit personal securities transaction reports (the “Transactions Report”) (Exhibit E: Example Transactions Report). The Transactions Report must be submitted no later than thirty (30) days after the end of each year. The information contained in the Transactions Report must cover all transactions made by the Access Person during that year. An Associated Person may provide the Company with duplicate trade confirmations in lieu of the Transactions Report.

5.3 Review of Reports

The Chief Compliance Officer shall review all Holdings Reports and Transactions Reports to:

(a)	Assess whether the Access Person followed required procedures;
(b)	Assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for clients, and, if so, whether the clients are receiving terms as favorable as the Access Person takes for him or herself;
(c)	Periodically analyze the Access Person’s trading for patterns that may indicate abuse (such as market timing);
(d)	Investigate any substantial disparities between the quality of performance the Access Person achieves for his or her own account and the quality of performance the Access Person achieves for his or her clients’ accounts; and
(e)	Investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage of trades that are profitable when the Access Person trades for his or her clients’ accounts.

5.4 Exceptions from Reporting Requirements

An Access Person is not required to submit a:

(a)	Holdings Report with respect to securities held in accounts over which the Access Person does not have any direct or indirect control;
(b)	Transactions Report with respect to transactions effected pursuant to an Automatic Investment Plan;
(c)	Transactions Report if the report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records, provided that the Company receives such confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter; or
(d)	Transactions Report or a Holdings Report with respect to transactions or holdings involving a security that is not a Covered Security.

6.0 PROHIBITED ACTIVITIES

6.1 Gifts and Gratuities

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Company and its clients. The overriding principle is that Access Person should not accept inappropriate gifts, favors, entertainment, special accommodations, or other thanks of material value that could influence their decision-making or make them feel beholden to a person or company.

Accordingly, no Access Person may:

•	Receive, solicit or accept any gift, service or other thing of more than de minimis value from any person or entity that transacts business with or on behalf of the Company;

•	Give or offer to give any gift of more than de minimis value to existing clients, prospective clients, or any entity that transacts business with or on behalf of the Company without pre-approval by the Chief Compliance Officer;
•	Give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that transacts business with or on behalf of the Company;
•	Provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Company. Access Person may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present; or
•	Use his or her position with the Company to obtain anything of value from a client, supplier, person to whom the employee refers business, or any other entity with which the Company does business.

All Access Person are required to complete a Gift Report (Exhibit F: Gift Report Form) when accepting or providing a gift.

6.2 Directorships

Because of the high potential for conflicts of interest and insider trading problems, no Access Person may serve as director of any publicly traded company without first obtaining the approval of Chief Compliance Officer. Any such approval shall be based on a determination by the Chief Compliance Officer that such board service will be consistent with the interests of the clients of the Company and that such Access Person will be isolated from those making investment decisions with respect to such company by appropriate procedures.

6.3 Brokerage Accounts

Access Person may not open or maintain brokerage accounts or place personal securities transaction with a broker that has not been approved by the Chief Compliance Officer. The Company shall maintain a list of approved brokerage accounts for each Access Person. (Exhibit G: Brokerage Account Form)

6.4 Disclosure

No Access Person may recommend, implement or attempt to cause any securities transactions by a client or participate in any investment decision without disclosing his or her material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the Access Person may not participate in any decision-making process regarding the securities of that issuer.

6.5 Outside Business Activities

A Supervised Person may not engage in any outside business activity that involves the receipt of compensation, either directly or indirectly, from any other person or entity other than the Company, without first obtaining the written approval of Chief Compliance Officer. All Supervised Persons are required to complete an annual questionnaire detailing any outside business activities (Exhibit H: Outside Business Activity Questionnaire).

6.5 Pay to Play

6.5.1 Explanation

Pay to play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts.

6.5.2 Restrictions

The Company is prohibited from providing advisory services for compensation — either directly or through a pooled investment vehicle — for two years, if the Company or its Supervised Persons make a political contribution to an elected official who is in a position to influence the Company’s selection.

The Company and its Supervised Persons are prohibited from soliciting or coordinating campaign contributions from others — a practice referred to as "bundling" — for an elected official who is in a position to influence the selection of the Company. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the Company is seeking business.

The Company is prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on the Company’s behalf, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

6.5.3 Exceptions

Section 6.5.2 does not apply to contributions made by a Covered Associate, if a natural person, to officials for whom the Covered Associate was entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

6.5.4 Request Form

All Supervised Persons are required to submit a request form prior to making any political contribution (Exhibit H-1: Political Contribution Request Form).

7.0 INSIDER TRADING

7.1 Policy Statement

The Company forbids all personnel, either personally or on behalf of others, to trade on material nonpublic information or to communicate material nonpublic information to others in violation of the law. In addition, the Company discourages its Supervised Persons or other employees from seeking or knowingly obtaining material, nonpublic information.

An employee of the Company may not buy or sell securities for their personal portfolio(s) where their decision is substantially derived, in whole or in part, by reason of his or her employment with the Company unless the information is also available to the investing public on reasonable inquiry. No employee of the Company shall prefer his or her own interest to that of the Company’s clients.

The Company is committed to providing absolute client confidentiality. Employees may not communicate material nonpublic information to any party outside of the Company. Employees of the Company may not take client files from the office filing areas, except when meeting outside of the office with the specific client to whom the files pertain.

7.2 Insider Trading

Insider trading is defined as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

Insider trading is the trading that takes place when those privileged with confidential information about important events use the special advantage of that knowledge to reap profits or avoid losses on the stock market, to the detriment of the source of the information and to the typical investors who buy or sell their stock without the advantage of “inside” information. For purposes of insider trading, a person trades on the basis of material nonpublic information if a trader is “aware” of the material nonpublic information when making the purchase or sale. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider, while in possession of material nonpublic information;
2.	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of the insider’s duty to keep it confidential or was misappropriated; and
3.	Communicating material nonpublic information to others.

7.3 What is Inside Information?

“Inside Information” means material information about securities that has not been disseminated to, or is not generally available to, the general public (also referred to in conversation as “material non-public information”).

7.4 Who is an Insider?

The rule against insider trading prohibits trading while in possession of information which is received, directly or indirectly, from an “Insider” who discloses that information through a breach of duty. The concept of an “Insider” is broad. It includes officers, directors, members, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the course of performing services for the Company and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company and/or its affiliates may become a temporary insider of companies that the Company advises or for which the Company performs other services.

If you receive, either directly or indirectly, material, non-public information from an “Insider,” you should not trade in the security to which the information pertains. If you do not know the ultimate source of the information you have received, you should not trade in the securities until you have taken reasonable steps to assure that the ultimate source of the information is not an “Insider.” When you do not know the ultimate source of your information, there is a risk that the information was initially leaked by an “Insider” through the breach of a duty. The reason for taking steps to ascertain the source of the information is to reduce that risk. If you learn that the source of material information is an “Insider,” you should not trade in the security to which the information pertains until you ascertain that the information is public.

While the rule against insider trading is dependent upon a showing that the Insider who leaked the information did so through a breach of duty, it will, in most instances, be very difficult to ascertain whether such a breach occurred in connection with the release of information. There are various contexts in which a person breaches a duty by transmitting material, non-public information. For example, an officer of an issuer violates his duty if he intentionally transmits material, non-public information concerning the company without any justifiable business purpose and the officer knows or should know that the recipient of the information will trade in the issuer’s securities after receiving such information. A secretary of a law firm working on a merger breaches her duty to the law firm by revealing information about the issuer which is the subject of the merger. The printer at a print shop who is working on disclosure documents which have not yet been filed with the SEC breaches his duty to his employer by disclosing information about the impending transaction.

Because it is difficult to know whether an Insider is breaching a duty by disclosing information to you, as a cautionary measure, you should not trade in a security when you have received material, non-public information about the security from an Insider, regardless of whether you have been able to ascertain that the information was disclosed in connection with a breach of a duty.

7.5 When is Information Material?

Information is “material” if its disclosure would be likely to have an impact on the price of a security or if reasonable investors would want to know the information. Either positive or negative information may be material. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material.

Examples of such information include:

  Financial results;
  Projections of future earnings or losses;
  News of a pending or proposed merger;
  Acquisitions/Divestitures;
  Impending bankruptcy or financial liquidity problems;
  Gain or loss of a substantial customer or supplier;
  Changes in dividend policy;
  New product announcements of a significant nature;
  Significant pricing changes;
  Stock splits;
  New equity or debt offerings;
  Significant litigation exposure due to actual or threatened litigation; or
  Major changes in senior management.

Information relating to the market for a security, such as a significant purchase or sale order, also may be material. If you are not sure whether information you have received is material, you should discuss it with the Chief Compliance Officer before trading on such information.

The Securities and Exchange Commission (the “SEC”) considers one kind of information -- earnings guidance -- to virtually always be material. When an issuer official engages in a private conversation with an analyst or a fund manager who is seeking guidance about earnings estimates, the issuer official is taking on a high degree risk that he or she may be disclosing material, non-public information. If the issuer official communicates non-public information selectively to the analyst or the fund manager that the Company’s anticipated earnings may be higher than, lower than, or even the same as, what analysts have been forecasting, there is a risk that the issuer official is violating Regulation FD which prohibits selective disclosure of material non-public information.

While an analyst or fund manager who receives such selective disclosure is not subject to the prohibitions of Regulation FD, you should, nevertheless, avoid soliciting such selectively disclosed information. In this regard, you should be wary of the kind of information you receive from an issuer official immediately following the end of an issuer’s fiscal quarter or year end before the results of the fiscal period are publicly released. This does not mean that conversations with issuer officials are prohibited during the period between the end of a fiscal period and the issuer’s public release of earnings information; it just means that you should be cautious in such conversations and, if the information received is too specific, you should refrain from trading until you discuss what you have received with the Chief Compliance Officer.

The Company’s research efforts may sometimes include contacting customers and suppliers of an issuer and visiting retail or distribution centers for the issuer’s products. When such field research is conducted, you should always use your actual name. It is not necessary to disclose your affiliation with the Company, but you should not affirmatively misrepresent your affiliation. It is permissible to discuss the issuer with employees of the issuer to obtain general information; however, if you believe that you may have received material, non-public information, you should discuss what you have received with the Chief Compliance Officer in order to evaluate our ability to trade in the securities to which the information pertains.

Lastly, you should understand that, although you are not permitted to trade while in possession of material, non-public information which emanated from an Insider who breached their duty, the SEC itself has recognized that you are permitted to gather non-material pieces of non-public information “to create a mosaic from which a material, non-public conclusion may be drawn” as the insider trading laws are not intended to restrict such activity and analysis.

7.6 When is Information Public?

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC, publication on the Dow Jones Newswires, The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

If you are not sure whether information you have received is public you should discuss it with the Chief Compliance Officer before trading on such information.

Information furnished by an issuer in a web cast or conference call which is publicly announced in advance and made available to analysts, investment managers and the general investing public also would be deemed public. On the other hand, information provided by an officer of an issuer in a one-on-one private conversation with an analyst or fund manager would generally not be deemed public information. Consequently, you should be careful in having one-on-one conversations with Insiders since it is possible that material information which has not yet been publicly disseminated might be disclosed in such conversations. If it is, you should not trade in the subject security until the information is public.

Rumors do not necessarily constitute public information. If the so-called “rumor” is reported as a rumor in the financial press, then you can consider it public. However, if it is not disseminated in a manner that constitutes “public” information as described above you run the risk that the information is non-public and, if it is both material and was disclosed, directly or indirectly, through the breach of a duty, you may be prohibited from trading on the basis of it. That is why you should always try to ascertain the original source of information that you receive. One acceptable way to determine whether a “rumor” is publicly available would be to call the issuer’s public relations officer and inquire as to whether the company has publicly confirmed or denied the rumor. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumor because a confirmation or a denial of the rumor could, in itself, constitute non-public information.

Before information can be considered to be generally available, a reasonable period must have elapsed after the information was first made known, for the information to be disseminated among investors. Generally, this means that a person who has access to inside information should wait 72 hours after that information is announced publicly before dealing in securities.

7.7 Possession of the Information Is Enough to Prohibit Trading

The SEC takes the position that a party who is in possession of improperly obtained material, non-public information concerning an issuer may not trade in the issuer’s securities regardless of whether the person is relying on the information in making the trade. According to the SEC, possession is enough to create liability, and it is not a defense to an insider trading violation that you did not rely upon the information you possessed when you made the trade.

7.8 Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary fluctuations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of Inside Information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. The Company’s Supervised Persons should exercise particular caution any time they believe that they may have become aware of any non-public information (regardless of how trivial such information may be) relating to a tender offer.

7.9 Misappropriated Information

There may be circumstances in which you may obtain information about an issuer from persons who are not employed by, or owe a duty of confidentiality to, the issuer and are not deemed to be Insiders or Temporary Insiders. Such non-insiders may be persons who have, or are employed with companies who have, arms-length dealings with the issuer, such as vendors and suppliers. “Non-insiders” should be distinguished from “quasi-insiders.” A quasi-insider is someone who possesses a relationship with the issuer which gives him or her access to confidential information about the issuer and has a duty to keep such information confidential. An attorney, accountant or consultant to the issuer are typical examples of quasi-insiders. You should not solicit or obtain information about the issuer from quasi-insiders.

While you should not solicit information from quasi-insiders, it is permissible for you to solicit information from non-insiders concerning the issuer. You should not, under any circumstances, however, provide any form of payment or item of value to non-insiders in exchange for the information. In addition, you should understand that an employee of a non-insider entity such as a supplier, vendor or other entity which has arms-length dealings with the issuer, while not owing a duty of confidentiality to the issuer, may owe a duty to his or her own employer not to disclose confidential information to persons such as analysts or fund managers. Though you may not know, in a particular situation, whether such employee has a duty of confidentiality, if you do learn, based on the circumstances, that the employee would be breaching any duty to his employer by disclosing the information to you, you should not obtain such information from that person.

7.10 Restrictions on Disclosure of Company Inside Information

It is possible that material nonpublic information may be obtained from time to time in the course of employment related activities performed on behalf of the Company. The Company’s officers and Supervised Persons may not disclose any inside information (whether or not it is material) relating to the Company, its investors or any securities transactions to any person outside the Company unless such disclosure has been authorized by the Company’s Chief Compliance Officer. Inside information may not be communicated to anyone inside or outside of the Company, except among the Company’s deal team members on a “need to know” basis. This information must also be secured. For example, you should restrict access to your paper files and computer files and be aware that conversations containing inside information, if appropriate at all, should be conducted in private.

7.11 Insider Trading Procedures

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e. that the determination be made that the information in question is material nonpublic information) or the question should be referred to the Chief Compliance Officer or his or her designee.

Before trading for yourself or others in securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material?

•	Is this information that an investor would consider important in making his or her investment decisions?
•	Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information public?

•	To whom has the information been provided?
•	Has the information been effectively communicated to the marketplace by being published in a publication(s) of general circulation (i.e. The Wall Street Journal, The New York Times)?

If an employee receives information that may constitute material, nonpublic information, the employee:

•	Should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a personal account or a client account;
•	Should not communicate such information to any other person (other than the Chief Compliance Officer); and
•	Should discuss promptly such information with the Chief Compliance Officer.

Under no circumstances should information that may constitute material, nonpublic information be shared with any persons not employed by the Company, including family members and friends.

7.12 Prevention and Detection

The Chief Compliance Officer shall periodically review the Quarterly Transactions Reports and Personal Securities Holdings reports (together with any brokerage statements) of the Company’s Supervised Persons to ensure that no insider trading is taking place. The Chief Compliance Officer shall also make sure that all employees of the Company adhere to the personal securities transactions and reporting requirements set forth in the Company’s Code of Ethics.

7.13 Supervisory Responsibility

The Chief Compliance Officer is solely responsible for the content and enforcement of the Company’s insider trading policy.

7.14 Annual Review

The Chief Compliance Officer shall discuss insider trading issues with each employee each year in January. The review shall emphasize the necessity to continually maintain client confidentiality, to avoid insider trading, and to comply with the Company’s Code of Ethics. An employee’s execution of the Insider Trading Affidavit (Exhibit I: Insider Trading Affidavit) is an acknowledgment of that employee’s understanding of these topics.

7.15 Penalties

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers and other controlling persons. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

•	Civil injunctions;
•	Treble damages;
•	Disgorgement of profits;
•	Jail sentences (up to 10 years) for each violation;
•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person actually benefited or the benefit accrued to a “tippee” of that person; and
•	Severe monetary fines for the employer or other controlling person (i.e., supervisors).

EACH EMPLOYEE HAS THE ULTIMATE RESPONSIBILITY FOR COMPLYING WITH THE PROCEDURES FOR THE HANDLING OF INSIDE INFORMATION.

8.0 CODE VIOLATIONS

8.1 Overview

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

8.2 Reporting

Each Supervised Person is expected to discharge his or her responsibilities in full compliance with the Code. Each Supervised Person is responsible for the prompt reporting of any existing or potential violations of the Code to the Chief Compliance Officer (Exhibit J: Code Violations). Failure to do so is itself a violation of the Code. No Supervised Person shall retaliate against any other Supervised Person for reports of potential violations that are made in good faith. Any such retaliation would be in itself considered a violation of the Code.

8.3 Sanctions

Any violations discovered by or reported to the Chief Compliance Officer shall be reviewed and investigated promptly. Any disciplinary action shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code. Upon recommendation of the Chief Compliance Officer, the Company may impose such sanctions for violation of the Code as it deems appropriate, including, but not limited to, a letter of censure, suspension or termination of employment, reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and, in serious cases, referral to law enforcement or regulatory authorities. The Company shall keep a record of Code violations and any disciplinary actions taken pursuant to this Section 8.3. (Exhibit K: Disciplinary Actions).

9.0 REVIEW

9.1 Annual Review

Annual review of the Code is an important component of the Company’s ongoing process of self-evaluation and review of compliance procedures. The Chief Compliance Officer shall perform an annual review of the policies and procedures contained in this Code to determine whether such policies and procedures are adequate and effective. In undertaking such annual review, the Chief Compliance Officer shall consider the following factors:

1.	Compliance matters that arose during the prior year;
2.	Any changes in the Company’s business activities or relationships; and
3.	Any changes to applicable securities laws or regulations that may prompt revision to such policies and procedures.

9.2 Interim Review

The Chief Compliance Officer shall undertake an interim review of policies and procedures contained in this Code in response to significant compliance events, changes in business arrangements or regulatory developments.

10.0 TRAINING

10.1 Annual Training

Training shall take place periodically at the discretion of the Chief Compliance Officer, but no less than annually. All Supervised Persons shall be required to attend any training session or read any applicable materials. Supervised Persons are required to recertify annually that they have read and understood the Code.

10.2 New Employees

New employees to the Company will be required to attend an orientation session that explains their obligations under the Code.

11.0 CODE WAIVERS

The Chief Compliance Officer has the authority to waive any provision of this Code, provided, however, that such waiver does not result in violation of applicable federal or state securities laws. The Chief Compliance Officer shall record in writing all instances where a waiver to this Code has been granted, the person requesting such waiver, the reason the waiver was requested and the reason the waiver was granted.

13.0 RECORDKEEPING REQUIREMENTS

13.1 Recordkeeping Requirements

The Company shall be required to keep:

(a)	A copy of the Code that is in effect or has been in effect at any time within the last five (5) years;
(b)	A record of any violation of the Code and of any action taken as a result of the violations;
(c)	A record of all Supervised Persons’ written acknowledgement of receipt of the Code (and any amendments to the Code);
(d)	A record of all Supervised Persons’ written acknowledgement of annual receipt of the Code;
(e)	A record of each Holdings Report and Transactions Report submitted by Supervised Persons;

(f)	A record of the names of persons who are currently, or within the past five (5) years were, Supervised Persons;
(g)	A copy of Trade Approval Forms for at least five years after the end of the fiscal year in which the approval is granted or denied; and
(h)	A copy of any waivers to Code provisions or procedures granted by the Chief Compliance Officer.

13.2 Form ADV Part 2A

The Company shall describe the Code on Form ADV Part 2A and state that the Company will provide a copy of the Code to any client or prospective client upon request.

Exhibit A

CODE OF ETHICS ACKNOWLEDGEMENT

By signing in the space provided below, you certify that:

1.	You have received a copy of the Tuttle Tactical Management, LLC Code of Ethics;

2.	You have read and understand all provisions of the Tuttle Tactical Management, LLC Code of Ethics;

3.	You have agreed to comply with the terms of the Tuttle Tactical Management, LLC Code of Ethics; and

4.	You acknowledge that you have a continuing obligation, even after your employment, to safeguard material non public and other confidential information acquired as a result of your employment with Tuttle Tactical Management, LLC.

Signature: ______________________________

Name: ______________________________

Title: ______________________________

Date: ______________________________

Exhibit B

SUPERVISED PERSONS AND ACCESS PERSONS

Name

Matthew Tuttle Steve Lamoreaux Dean Kasparian Carla Zappa Chris Loya Howard Strauber Henry Howard Steve Bandler Brad Rundbaken

Exhibit C

RESTRICTED SECURITY TRADING PRE AUTHORIZATION FORM

All Access Persons of TWM or TTM must obtain prior approval before trading in any ETF in our Restricted Security List.

Name:_________________________________________________________

Information on Proposed Trade

Security:________________________

Buy/Sell (Circle one)

Shares:________________________

Account Owner:______________________

Brokerage Firm:_______________________

Reason for Trade:________________________________________________________________

CCO Approval:__________________________________________

Exhibit D

INITIAL AND ANNUAL PORTFOLIO HOLDINGS REPORT

Name: ___________________________________	Signature: ____________________________________
Title: ____________________________________	Date: ________________________________________

PORTFOLIO HOLDINGS INFORMATION

Check one or more applicable boxes:

❑  I have no reportable personal securities holdings.

❑  I have reportable personal securities holdings, as disclosed below.

❑  I have reportable securities holdings, as disclosed on the attached brokerage statements.

❑  TTM is in receipt of brokerage statements reflecting my personal securities holdings.

Account Number	Security Name and Ticker/CUSIP	Number of Shares/Par	Principal Amount	Broker or Bank Name

Attach additional sheets as necessary.

Reviewed by:	____________________________	_____________________________	______________
	Print Name	Signature	Date

  Exhibit E

QUARTERLY PERSONAL TRANSACTION REPORT

Name: ________________________________________	For the Quarter Ended: ___________________
Signature: _____________________________________	Date: _________________________________

I am reporting below all transactions required to be reported for the quarter pursuant to Tuttle Tactical Management, LLC’s Code of Ethics. I have completed and returned this form by the 30th calendar day following the quarter-end.

Required Transactions to Report

I am required to report all transactions of securities* in which I have a direct or indirect beneficial ownership interest. I am also required to report any transaction executed within an automatic investment plan that overrides a pre-determined schedule.

“Securities” include stocks, bonds, closed-end mutual funds and exchange-traded funds.

Transactions Not Required to be Reported

I am not required to report shares of registered open-end investment companies not managed by Tuttle Tactical Management, LLC, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments and transactions effected through an automatic investment plan or a de minimis amount of shares (i.e. less than 1000) of companies with a market capitalization of over $10 billion.

REPORTABLE TRANSACTIONS

Check one or more applicable boxes:

❑  I had no reportable transactions during the period.

❑  I had reportable transactions, as disclosed below.

❑  I had reportable transactions, as disclosed on the attached brokerage statements.

❑  TTM is in receipt of brokerage statements reflecting my reportable personal securities transactions.

If transactions are reported:

❑  I hereby recertify that I am aware of TTM’s policies regarding prohibition of insider trading, and declare that I have not violated these policies in conducting personal trades during the quarter ended _____________. Signature: ____________________________ Date: ____________

Trade Date	Security Name and Ticker/CUSIP	#Shares/ Par Int Rate/ Maturity	Purchase/ Sale/Other	Price	Principal Amount	Broker Name	Account Number

Attach additional sheets as necessary.

Reviewed by:	____________________________	_____________________________	______________
	Print Name	Signature	Date

  Exhibit F

GIFT REPORT

Name: _____________________

Position: ___________________

From/To	Gift	Estimated Worth	Relationship to Person Giving/Accepting

I hereby certify that I have disclosed all gifts:

_________________________________	______________________
Signature	Date

Review

I hereby certify that I have reviewed the above listed gifts:

Chief Compliance Officer: _____________________________________________

Exhibit G

BROKERAGE ACCOUNTS

Every employee of Tuttle Tactical Management, LLC must disclose to the firm any and all securities and futures accounts:

In the name of the employee, over which the employee exercises discretion (express or in fact) or in which the employee has an interest.

In the name of a related person of the employee, over which such related person exercises discretion (express or in fact) or in which such related person has an interest. For purposes of this disclosure form, a “related person” should be deemed to include the employee’s spouse and any other person with whom the employee resides or to whom the employee provides financial support.

Employees are not required to disclose Federal Reserve Board “Treasury Direct” accounts.

With respect to the required disclosure regarding such accounts, please be advised of the following (please check one):

❑	As of the date hereof, no such accounts are in existence. However, if such an account will be opened subsequent to the date hereof, I agree to obtain the approval of the Compliance Officer prior to the account being opened.
❑	Set forth below is a complete list of all such accounts (use additional forms if necessary).

The Compliance Officer will be sending a letter requesting duplicate confirms and statements for each of the accounts disclosed below. Please provide accurate account numbers and mailing addresses.

Name and Number of Account	Name of Organization Where Account is Located	Address of Organization Where Account is Located
1
2.
3.
4.
Employee Name:		Social Security No.: ___________________

Employee Signature:		Date: _____________________________

Exhibit H

OUTSIDE BUSINESS ACTIVITY QUESTIONNAIRE

1.	Do you have any outside employment or business activity?

__ YES __ NO

If YES, please describe: ____________________________________________________

________________________________________________________________________

________________________________________________________________________

2.	Do you or any of your immediate family members (e.g., spouses, parents, children or siblings) serve as a director, officer or trustee or as an audit, compensation or nominating committee member for any publically traded company or business entity?

__ YES __ NO

If YES, please describe: ____________________________________________________

________________________________________________________________________

________________________________________________________________________

3.	Do you or any of your immediate family members hold advisory committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity’s operating, endowment, pension or other funds?

__ YES __ NO

If YES, please describe: ____________________________________________________

________________________________________________________________________

________________________________________________________________________

4.	Do you or any of your immediate family members hold positions as director, officer or trustee or as an audit, compensation or nominating committee member of a client of Tuttle Tactical Management, LLC or any prospective client who is actively considering engaging Tuttle Tactical Management, LLC investment advisory services?

__ YES __ NO

If YES, please describe: ____________________________________________________

________________________________________________________________________

________________________________________________________________________

___________________________	___________________________
Sign Name	Date

___________________________

Print Name

Exhibit I

INSIDER TRADING AFFIDAVIT

1.	Client confidentiality is of paramount importance in the financial services industry. I understand that I may not communicate nonpublic information to any party outside of Tuttle Tactical Management, LLC (the “Company”).
2.	Client files are available to me in the course of my normal work on a “need to know” basis only.
3.	I may not recommend trading in a security to any clients or other parties based on material nonpublic information.
4.	I understand that I am required to submit Quarterly Transactions Reports and Personal Securities Holdings Reports in accordance with the Company’s Code of Ethics and that all transactions executed by me in my personal accounts will be reviewed by the Chief Compliance Officer.
5.	I understand that I may not execute a trade based on nonpublic information. If I obtain nonpublic information about a security, I must report any personal transactions or transactions of any related parties in that security to the Chief Compliance Officer immediately after its occurrence.
6.	I understand that violation of the provisions of this policy is cause for immediate discipline. In addition, the violation will be reported by the Company to the appropriate regulatory agency.
7.	I understand that I am obligated to report violations of this policy by other employees to the Chief Compliance Officer and the appropriate regulatory agency.
8.	This policy is adopted in order to prevent the misuse of material, nonpublic information by Company employees in violation of the Investment Advisors Act of 1940, as amended, and the Insider Trading and Securities Fraud Enforcement Act of 1988.
9.	I agree to abide by the Company’s Code of Ethics as described in the Company’s Compliance Manual, which is incorporated herein by reference.
10.	My signature below indicates that I have received a copy of the Company’s Code of Ethics and Compliance Manual and have read and understood all applicable provisions relating to insider trading and personal securities transactions. I agree to continually abide by these policies.

_____________________________________	__________________
Signed	Date

Exhibit H-1

INVESTMENT ADVISOR POLITICAL CONTRIBUTION REQUEST FORM

FOR COVERED ASSOCIATES AND RESTRICTED PERSONS

Name:

Department:

Title/Position:

Home Address:

City, County, State, Zip Code:

NOTE: Pre-Approval is not needed for personal political contributions to candidates for Federal office who are not State or local officials at the time of the contribution.

Check at least one of the following:

___________I am requesting approval to make a Political Contribution. (Complete Attachment 1)

___________I am requesting approval to volunteer for a Campaign. (Complete Attachment 2)

___________I am requesting approval to Coordinate or Solicit Contributions, including Fundraising (Complete Attachment 2)

By signing below, I certify that the political contribution or activity described in the attached is accurate, and the proposed contribution or activity is not made to influence or induce the obtaining or retaining of investment advisory services business for the Company.

Signature:                                                                  Date:

Attachment 1 or Attachment 2 must accompany this form

[Legal Department Approval/Disapproval]

Approval:                                                                    Date:

Attachment 1

Description of Political Contribution

Proposed Amount of Contribution: $ ___________ Payable to:

If Contribution Is In-Kind or Other Than Cash or Check Indicate Its Nature:

List Previous Contributions to this Candidate/Political Organization (Dates And Amounts):

Is the Contribution to be made by a PAC?__________________________

If yes, provide name/type/jurisdiction of PAC____________________________________

If Contribution is to a Candidate, Officeholder, or Campaign, Provide the Information Below:

Name of Candidate/Officeholder:

Are You Entitled To Vote for This Candidate/Officeholder: Yes _______ No _______

Date of Election:_______________________________

Type of Election (Primary, General, Special or Run-off):

Office Candidate/Officeholder Seeks:

Jurisdiction of Office Sought (City, County, State, Federal):

Office Candidate/Officeholder Currently Holds, if any:

Jurisdiction of Office Candidate/Officeholder Currently Holds (City, County, State, Federal):

If Contribution is to a Political Organization (such as a Political Party or PAC), Provide the Information Below:

Name of Organization:

Type of Organization: Political Party: ____ PAC: ____ Other: ____ (Describe)

Jurisdiction Covered by Organization (City, County, State, Federal):

If Recipient is a Political Party, Are You Entitled to Vote in the Above Jurisdiction:
Yes _______ No _______

Attachment 2

Description of Volunteer Activity/Solicitation or Coordination of Contributions, or Fundraising

Part I

Name of Beneficiary (Officeholder, Candidate, Campaign, Political Party, Political Organization Benefiting from Volunteer Activity, or Soliciting or Coordinating Contributions or Fundraising):

Type of Beneficiary (Check One):

Candidate/Officeholder/Campaign _______

Political Party _______

PAC ______

Other _____ (describe)

Office Candidate Seeks and Jurisdiction, if applicable:

Office Candidate Currently Holds, if any, and Jurisdiction:

Part 2

(1) Describe Nature of Activity:

(2) How Many Hours Do You Expect to Devote to Activity?

(3) Will You Engage In Volunteer Activity During Working Hours?

Yes ____ No ____

If Yes, how many hours?

(4) Will You Use Company Resources (Such As Office Space, Personnel, Secretary, Equipment, Phones, Copiers or Computer)?

Yes ____ No ____

If Yes, describe in detail:

(5) Will You Make Expenditures From Personal Funds in Connection With Activity?

Yes ____ No ____

If Yes, describe in detail:

(Please note that such personal expenditures may be a political contribution requiring a separate Pre-Approval request to be submitted on Attachment 1.)

(6) Will Activity Involve Soliciting or Coordinating Contributions, or Fundraising?

Yes ____ No ____

If Yes, describe in detail:

(7) If Recipient is a Candidate's Campaign, Provide Additional Information Below:

Type of Election (e.g., Primary, General, Special or Run-off):

Date of Election:

Exhibit J

CODE VIOLATIONS

Name of Reporting Person: _____________________

Position: ____________________________________

Date of Report: _______________________________

Date of Violation	Violation	Code §	Actions Taken

Review

I hereby certify that I have reviewed the above listed violations:

Chief Compliance Officer: _____________________________________________

Exhibit K

DISCIPLINARY ACTIONS

Date
Name
Code Violation
Disciplinary Action